EXHIBIT 5. 1




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                                        March 22, 2002


ABN AMRO Mortgage Corporation
135 South LaSalle Street, Suite 925
Chicago, Illinois 60603


Ladies and Gentlemen:

         We have advised ABN AMRO Mortgage Corporation (the "Registrant") with respect to certain federal income tax aspects of the issuance by the Registrant of its Multi-Class Mortgage Pass Through Certificates, issuable in series (the "Certificates"). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the heading " Federal Income Tax Consequences" in the prospectus (the "Prospectus") forming a part of the Registration Statement on Form S-3 as prepared for filing by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on December 7, 2001 (the "Registration Statement"). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects. To the extent that such description explicitly states our opinion, we hereby confirm and adopt such opinion herein.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the heading "Legal Matters", without admitting that we are "persons" within the meaning of
Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of
Section 11 thereof, with respect to any portion of the Registration Statement.


                                        Very truly yours,

                                        /s/ THACHER PROFFITT & WOOD